Exhibit 99.1
Somera Communications Reports First Quarter 2006 Financial Results
DALLAS, May 10, 2006 — Somera Communications (NASDAQ: SMRAD), a global provider of telecommunications equipment, asset management, and recovery services, today announced financial results for the first quarter ended March 31, 2006.
Total revenue for the first quarter of 2006 was $15.1 million, compared with $20.5 million in the first quarter of 2005 and $16.1 million in the fourth quarter of 2005. Service and program revenues were $3.9 million in the first quarter of 2006, an increase of 123% over the first quarter of 2005 and 15% over the fourth quarter of 2005. The increase in service and program revenue is attributable to greater repair activity and existing RecoveryPLUS™ programs continuing to move further along the implementation curve.
Net loss was $5.9 million, or ($1.17) per share for the first quarter of 2006, compared with a net loss of $3.3 million, or ($0.66) per share, for the first quarter of 2005 and a net loss of $4.5 million, or ($0.89) per share, for the fourth quarter of 2005. Net loss for the first quarter of 2006 includes restructuring charges of $2.2 million, or ($0.44) per share. Excluding the restructuring charges, net loss was $3.7 million, or ($0.73) per share, for the first quarter of 2006. On April 12, 2006, the Company implemented a 10-to-1 reverse stock split. All per share amounts have been retroactively restated to reflect the reduced number of shares.
Gross margin for the first quarter of 2006 was 30%, compared with a gross margin of 37% in the first quarter of 2005 and 32% in the fourth quarter of 2005. The decrease in gross margin was primarily related to increased inventory provisions driven by market price reductions occurring during the first quarter of 2006.
Excluding the $2.2 million of restructuring charges, operating expenses for the first quarter of 2006 were $8.3 million, compared with $10.8 million in the first quarter of 2005 and $9.6 million in the fourth quarter of 2005. The reduction in operating expenses from the prior quarters is primarily attributable to cost reduction actions taken during the first quarter of 2006.
The Company’s balance sheet at March 31, 2006 included $15.4 million in cash, cash equivalents, and short-term investments, a current ratio of 1.7 and no long-term debt.
The restructuring charges noted above were the result of the implementation of a series of rebalancing actions during the first quarter of 2006 that included the elimination of 66 positions, consolidation of certain facilities, write-off of fixed assets associated with those facilities and reduction of other overhead costs. The Company recognized $2.2 million of costs in the first quarter related to these restructuring actions. Somera anticipates that additional restructuring actions will occur in the second quarter of 2006 as the Company continues to progress towards a quarterly breakeven level of $16-$18 million in revenue. The Company expects that restructuring charges in the second quarter of 2006 will be less than those incurred in the first quarter.
Commenting on the first quarter, David Heard, CEO of Somera Communications, said, “I’m pleased with the progress we made during the quarter in reducing our cost structure, while at the same time growing our service and program revenue and adding another RecoveryPLUS™ customer, as previously announced. The restructuring actions have significantly reduced our operating expenses and cash utilization rate, and we expect to see additional benefits as the impact from these actions are in place for a full quarter. Following the actions we have taken to realign the business, we believe the personnel, programs and financial resources in place can provide a much clearer path to profitability. We are continuing to work on optimizing the performance of both the brokerage operations and the service and program business, and given the positive trends in key areas of the Company, we are optimistic that we can continue to make steady progress towards profitability.”
Conference Call and Webcast
Management will hold a teleconference with simultaneous webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss first quarter results. Please dial 800-257-3401 for domestic callers, or 303-262-2211 for international callers. The call will be webcast on the Investor Relations page of the Somera web site at

http://www.somera.com. A telephonic replay will be available from one hour after the call ends through May 17, 2006, at 800-405-2236 for domestic callers, or 303-590-3000 for international callers, passcode 11060218.
Non-GAAP Financial Measures
This press release contains pro forma net loss per share results that are not in accordance with GAAP because they exclude identified non-recurring charges. The estimated amount of the expected excluded charges is stated in this release so that pro forma net loss per share results can be reconciled to GAAP results. The pro forma net loss per share results should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Somera includes this pro forma measure in this press release because it believes this measure enhances comparability of Somera’s results of operations to those of competitors’, to operating results Somera historically has reported and to financial models and expectations of securities analysts.
About Somera
Somera Communications is a telecom asset management firm that assists service providers generate greater value from their network assets in the form of lower operating costs, longer product life, higher productivity, and real measurable savings. Somera provides immediate availability of quality, warranted new and refurbished equipment at savings of up to 60%. Extending these benefits is Somera RecoveryPLUS, which deploys knowledgeable personnel, proven processes and proprietary software to each client location to provide professional discovery, valuation and asset cataloging, thereby enhancing ongoing network efficiency while improving the accuracy and quality of reports required of today’s regulatory environment. In addition, Somera offers outsourced network operations, logistics, and technical service, as well as comprehensive repair services for wireless, wireline, and data products. Founded in 1995, Somera has developed a base of over 900 customers worldwide, including the industry leaders from each segment of the telecommunications market. Visit Somera on the web at www.somera.com.
This news release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the following statements:
•	The benefits to be obtained as a result of the organizational restructuring

•	Our ability to achieve the breakeven model and, if obtained, whether we can be profitable with this operating model

•	The amount and nature of any non-recurring charges which may be incurred in the future
Actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements contained in this release, including, but not limited to, general economic conditions particularly affecting the telecommunications industry; capital equipment spending levels in the telecommunications industry, including the risk of continued customer spending delays associated with carrier consolidation; the impact of competition in the market for supplying equipment and equipment lifecycle management services to telecommunications operators; the risk of potential shortage of product supply; and Somera’s ability to build its lifecycle management services capabilities; and other factors fully described in the company’s reports to the Securities and Exchange Commission (SEC), including but not limited to, the Annual Report on Form 10-K for the fiscal year ended December, 31, 2005, and Quarterly Reports on Form 10-Q. The company does not undertake to update any forward-looking statements that may be made by or on behalf of the company. Copies of Somera’s Securities & Exchange Commission filings may be obtained by contacting Financial Relations Board at 310-854-8317or by visiting the Investor section of Somera’s web site at www.somera.com.
Contact:
Tony Rossi
Investor Relations
Financial Relations Board
310-854-8317
trossi@financialrelationsboard.com

SOMERA COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$5,530	$6,508
Restricted cash – short-term	221	105
Short-term investments	9,900	11,200
Accounts receivable, net of allowance for doubtful accounts of $486 and $443 at March 31, 2006 and December 31, 2005, respectively	10,453	13,773
Inventories, net	11,656	15,157
Deferred cost	1,494	1,802
Other current assets	1,236	1,410

Total current assets	40,490	49,955
Property and equipment, net	3,312	3,834
Other assets	3,665	3,899
Restricted cash – long-term	500	500

Total assets	$47,967	$58,188

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,947	$14,865
Accrued compensation	1,967	1,701
Other accrued liabilities	3,155	4,123
Current restructuring costs	940	—
Deferred revenue	3,079	3,232
Income taxes payable	4,940	4,876

Total current liabilities	24,028	28,797

Non-current restructuring costs	379	—

Total liabilities	24,407	28,797

Commitments (Note 6)
Stockholders’ equity:
Preferred stock ($0.001 par value per share; authorized 20,000 shares, no shares issued)
Common stock ($0.001 par value per share; authorized 200,000 shares, shares issued and outstanding: 5,034 and 5,028 at March 31, 2006 and December 31, 2005, respectively)	5	5
Additional paid-in capital	75,247	75,198
Unearned share-based compensation	—	(120)
Accumulated other comprehensive income	164	274
Accumulated deficit	(51,856)	(45,966)

Total stockholders’ equity	23,560	29,391

Total liabilities and stockholders’ equity	$47,967	$58,188

SOMERA COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2006	2005
Revenues:
Equipment revenue	$11,198	$18,804
Service and program revenue	3,852	1,730

Total revenues	15,050	20,534

Cost of revenues:
Equipment cost of revenue	8,487	11,966
Service and program cost of revenue	2,116	880

Total cost of revenues	10,603	12,846

Gross profit	4,447	7,688

Operating expenses:
Sales and marketing	5,065	5,830
General and administrative	3,249	4,990
Restructuring costs and other	2,235	—
Amortization of intangible assets	—	17

Total operating expenses	10,549	10,837

Loss from operations	(6,102)	(3,149)
Other income (expense), net	285	(114)

Loss before income taxes	(5,817)	(3,263)
Income tax provision	73	13

Net loss	(5,890)	(3,276)

Net loss per share: basic and diluted	$(1.17)	$(0.66)

Weighted average shares: basic and diluted	5,031	4,994

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